Exhibit 99.1

CHAMPION REPORTS RESULTS FOR 2nd QTR. AND YEAR TO DATE 2012

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a second quarter 2012 net loss of $(21.0) million or $(1.86) per share on a basic and diluted basis. This compares to net income of $493,000 or $0.05 per share on a basic and diluted basis for the three months ended April 30, 2011.

Net loss for the six months ended April 30, 2012 was $(21.1) million or $(1.87) per share on a basic and diluted basis. This compares with net income of $566,000 or $0.06 per share on a basic and diluted basis for the six months ended April 30, 2011.

The losses for the second quarter and six months ended April 30, 2012 were reflective of pre-tax non-cash charges of $9.5 million associated with impairment of goodwill at the newspaper segment and an increase in the deferred tax asset valuation allowance of $15.2 million.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our second quarter and first six months of 2012 was negatively impacted due to two charges associated with certain non-cash events. When we step back and look at the fundamental operations of the Company we have grown sales for the year to date period to $65.0 million from $62.9 million in the previous year or 3.4% and when we look at the second quarter of 2012 compared to the prior year we have grown sales 7.7%. We have been able to continue to successfully operate our businesses while devoting substantial efforts, funds and resources to identify an appropriate deleveraging path with our secured lenders. As a result of these actions we incurred approximately $1.1 million in increased professional fees primarily associated with actions associated with our credit facilities.  The Company continues to work diligently to implement a restructuring plan submitted to our secured lenders and we believe certain facets of this plan will improve overall productivity and efficiency of the Company, which should result in enhanced results and benefit all interested parties. The key for us in 2012 will be to continue to focus on our cost structure while assuring we provide an adequate infrastructure to support our sales initiatives and address our secured lender initiatives. To accomplish this we must get better and more efficient in all components of our business.”

Revenues for the three months ended April 30, 2012 were $33.4 million compared to $31.0 million in the same period in 2011. This change represented an increase in revenues of $2.4 million or 7.7%. The printing segment experienced an increase of $1.2 million or 6.1% while the office products and office furniture segment experienced an increase of $1.2 million or 14.6%. The newspaper revenues for the quarter increased $16,000 when compared to the prior period. On a year to date basis for the six months ended April 30, 2012 revenues increased to $65.0 million from $62.9 million in the prior year or 3.4%. The printing segment experienced an increase of 3.0% from $39.2 million to $40.4 million. The office products and office furniture segment experienced an increase of 6.2% from $16.3 million to $17.3 million. The newspaper segment revenues decreased by less than 1% during this period and approximated $7.3 million for each period.

At April 30, 2012, the Company had approximately $46.1 million of interest bearing debt, of which $43.3 million is syndicated. The syndicated debt has been reduced by approximately $42.2 million since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 49% in a period slightly more than 4.5 years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with these covenants at October 31, 2011 and April 30, 2012 and therefore the Company is currently operating under a Notice of Default and Reservation of Rights Letter which essentially indicates that any additional credit extended to the Company would be made by the Lenders in their sole discretion without any intention to waive any Events of Default. The Company has continued to have availability of additional credit through its revolving line of credit during this default period.

Mr. Reynolds concluded, “We have much to achieve in 2012 and we refuse to take our eye off the ball in terms of our core business. We are cognizant that we must address our debt situation and our pending line of credit maturity but we ultimately believe striving to improve our core business is a fundamental component of a solution for all parties in this regard. We are also aware that we may need to continue the exploration of additional strategic initiatives including asset sales that make reasonable sense to all parties. We also must diligently strive to complete certain initiatives, which are currently in process, but not yet completed as these actions should assist in accomplishing our long term goals. The Company has many tasks to accomplish but we are committed to staying the course and persevering through the challenges ahead. ”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended April 30,		Six Months ended April 30,
	2012	2011	2012	2011
Total Revenues	$33,389,000	$31,013,000	$64,990,000	$62,855,000
Net (loss) income	$(21,016,000)	$493,000	$(21,102,000)	$566,000
Per share data:
Net (loss) income
Basic and diluted	$(1.86)	$0.05	$(1.87)	$0.06
Weighted Average Shares outstanding:
Basic	11,300,000	9,988,000	11,300,000	9,988,000
Diluted	11,300,000	9,988,000	11,300,000	9,988,000

The following table is a reconciliation of net (loss) income as reported to core net income, which is defined as GAAP net (loss) income adjusted for restructuring and other charges, changes in the valuation allowance of deferred tax assets and goodwill impairment charges. The Company believes that these items require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly and six months financial statements more useful to investors. The Company has not disclosed the advisory fees and other debt related fees in this schedule.

	Three Months ended April 30,		Six Months ended April 30,
	2012	2011	2012	2011
Net (loss) income	$(21,016,000)	$493,000	$(21,102,000)	$566,000
Restructuring and other, Net of tax	-	-	-	150,000
Goodwill Impairment, Net of tax	6,039,000	-	6,039,000	-
Increase in Valuation allowance of Deferred Tax Assets	15,209,000	-	15,209,000	-
Core Net Income	$232,000	$493,000	$146,000	$716,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492